EXHIBIT 4.1

SEVENTH SUPPLEMENTAL INDENTURE
between
U.S. BANCORP
and
WILMINGTON TRUST COMPANY,
as Trustee
DATED AS OF DECEMBER 10, 2009

Supplement to Junior Subordinated Indenture dated as of April 28, 2005, as supplemented by that certain First Supplemental Indenture dated as of August 3, 2005 and that certain Second Supplemental Indenture dated as of December 29, 2005 and that certain Third Supplemental Indenture dated as of March 17, 2006 and that certain Fourth Supplemental Indenture dated as of
April 12, 2006 and that certain Fifth Supplemental Indenture dated as of August 30, 2006 and that certain Sixth Supplemental Indenture dated as of February 1, 2007

     SEVENTH SUPPLEMENTAL INDENTURE, dated as of December 10, 2009 (this “Supplemental Indenture”), among U.S. BANCORP, a Delaware corporation (hereinafter called the “Company”), having its principal office at 800 Nicollet Mall, Minneapolis, Minnesota 55402, WILMINGTON TRUST COMPANY, a Delaware banking corporation, as successor Trustee (hereinafter called the “Trustee”) and U.S. Bank National Association, as Securities Registrar and Paying Agent.
RECITALS
     WHEREAS, the Company and Delaware Trust Company, National Association, a national banking association organized and existing under the laws of the United States of America, as original Trustee (hereinafter called the “Original Trustee”) have entered into that certain Junior Subordinated Indenture, dated as of April 28, 2005 (the “Base Indenture”), which was amended and supplemented by the First Supplemental Indenture, dated as of August 3, 2005 (the “First Supplemental Indenture”), which was further amended and supplemented by the Second Supplemental Indenture, dated as of December 29, 2005, among the Company, the Original Trustee and the Trustee (the “Second Supplemental Indenture”), which was further amended and supplemented by the Third Supplemental Indenture, dated as of March 17, 2006, (the “Third Supplemental Indenture”), which was further amended and supplemented by the Fourth Supplemental Indenture, dated as of April 12, 2006 (the “Fourth Supplemental Indenture”), which was further amended and supplemented by the Fifth Supplemental Indenture, dated as of August 30, 2006 (the “Fifth Supplemental Indenture”), and which was further amended and supplemented by the Sixth Supplemental Indenture, dated as of February 1, 2007 (the “Sixth Supplemental Indenture” and, together with the Junior Subordinated Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, Fourth Supplemental Indenture and Fifth Supplemental Indenture, the “Indenture”); providing for the issuance from time to time of Securities;
     WHEREAS, pursuant to Section 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture to be known as its 6.625% Junior Subordinated Debentures due December 15, 2039, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;
     WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and
     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.
     NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I
DEFINITIONS
     Section 1.1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.
     Section 1.2 In addition, the following terms used in this Supplemental Indenture have the following respective meanings:
     “Base Indenture” has the meaning set forth in the Declarations.
     “Change in 1940 Act Law” means a change (including any announced proposed change) in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority.
     “Company” has the meaning set forth in the Declarations.
     “Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company elects pursuant to Section 2.1(g) to defer all or part of any interest payable on such date and ending on the earlier of (a) the fifth anniversary of such Interest Payment Date and (b) the next Interest Payment Date on which the Company has paid all Deferred Interest (including Additional Interest thereon).
     “Deferred Interest” means, as of any particular time, accrued interest that was not paid on the applicable Interest Payment Date or at any time thereafter.
     “First Supplemental Indenture” has the meaning set forth in the Declarations.
     “Fifth Supplemental Indenture” has the meaning set forth in the Declarations.
     “Fourth Supplemental Indenture” has the meaning set forth in the Declarations.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “Guarantee” has the meaning set forth in Section 2.1(a).
     “Indenture” has the meaning set forth in the Declarations.
     “Investment Company Event” means the receipt by the Company and the Trust of an opinion of an independent counsel experienced in matters relating to investment companies (which opinion shall not have been rescinded), to the effect that, as a result of any Change in 1940 Act Law, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Capital Securities.

     “Junior Subordinated Debentures” has the meaning set forth in Section 2.1(a) hereof.
     “Original Trustee” has the meaning set forth in the Declarations.
     “Pari Passu Securities” means (a) indebtedness (1) the terms of which provide that such indebtedness ranks equally with the Junior Subordinated Debentures and (2) that qualifies as, or is issued to financing vehicles issuing securities that qualify as, Tier 1 capital of the Company at the time of issuance under the capital guidelines of the FRB; and (b) guarantees of indebtedness described in clause (a) (1) or securities issued by one or more financing vehicles described in clause (a)(2).
     “Regulatory Capital Event” means the reasonable determination by the Company that, as a result of: (1) any amendment to, or change (including any announced prospective change) in, the laws or any applicable regulation of the United States or any political subdivision that is enacted or becomes effective after the initial issuance of the Capital Securities; or (2) any official or administrative pronouncement or action or judicial decision for interpreting or applying such laws or regulations, which is effective or announced on or after the initial issuance of the Capital Securities, there is more than an insubstantial risk of impairment of the Company’s ability to treat the Capital Securities (or any substantial portion thereof) as Tier 1 capital (or its then equivalent) for purposes of the capital adequacy guidelines of the FRB in effect and applicable to the Company.
     For purposes of determining whether a Regulatory Capital Event has occurred, the implementation of certain amendments to the capital adequacy guidelines of the Board of Governors of the Federal Reserve System on March 31, 2011, as reflected in its final rules of March 10, 2005 (70 FR 11827) and March 23, 2009 (74 FR 12076), shall not be deemed an amendment to, or change in, the laws or any applicable regulation of the United States that becomes effective after the initial issuance of the Capital Securities.
     “Second Supplemental Indenture” has the meaning set forth in the Declarations.
     “Special Event” means a Tax Event, a Regulatory Capital Event or an Investment Company Event.
     “Sixth Supplemental Indenture” has the meaning set forth in the Declarations.
     “Supplemental Indenture” has the meaning set forth in the Declarations.
     “Tax Event” means the receipt by the Company or the Trust of an opinion of tax counsel (which may be the Company’s counsel or counsel of an Affiliate but not an employee and must be reasonably acceptable to the Property Trustee) experienced in tax matters stating that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority affecting taxation that is enacted or becomes effective after the initial issuance of the Capital Securities; or interpretation or application of such laws or regulations by any court, governmental agency or regulatory authority that is announced after the initial issuance of the Capital Securities, there is more than an insubstantial risk that (1) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to interest received or accrued on the Junior Subordinated Debentures; (2) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Company, for United States federal income tax purposes; or (3) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.
     “Third Supplemental Indenture” has the meaning set forth in the Declarations.
     “Treasury rate” means the semi-annual equivalent yield to maturity of the “Treasury security” that corresponds to the “Treasury price” (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date).
     “Treasury security” means the U.S. Treasury security that the “Treasury dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the junior subordinated debentures being redeemed in a tender offer based on a spread to U.S. Treasury yields.
     “Treasury price” means the bid-side price for the Treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (1) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (2) if the Treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury security prevailing at 3:30 p.m., New York City time, on that trading day, then the Treasury price will instead mean the bid-side price for the Treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury dealer through such alternative means as the Treasury dealer considers to be appropriate under the circumstances; and
     “Treasury dealer” means Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and U.S. Bancorp Investments, Inc. (or their respective successors) or, if Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated or U.S. Bancorp Investments, Inc. (or their respective successors) refuse to act as Treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.
     “Trust” has the meaning set forth in Section 2.1(a) hereof.
     “Trust Agreement” has the meaning set forth in Section 2.1(a) hereof.
     “Trustee” has the meaning set forth in the Declarations.

ARTICLE II

TERMS OF SERIES OF SECURITIES
     Section 2.1. Pursuant to Sections 2.1 and 3.1 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:
     (a) Designation. The Securities of this series shall be known and designated as the “6.625% Junior Subordinated Debentures due December 15, 2039” of the Company (the “Junior Subordinated Debentures”). The Junior Subordinated Debentures initially shall be issued to USB Capital XIII, a Delaware statutory trust (the “Trust”). The Trust Agreement for the Trust shall be the Amended and Restated Trust Agreement, dated as of December 10, 2009, among the Company, as Sponsor, Wilmington Trust Company, as Delaware Trustee and Property Trustee, and the Administrative Trustees named therein (the “Trust Agreement”). The Guarantee will be issued pursuant to the Guarantee Agreement, dated as of December 10, 2009 (the “Guarantee”), between the Company and Wilmington Trust Company, as Guarantee Trustee.
     (b) Aggregate Principal Amount. The maximum aggregate principal amount of the Junior Subordinated Debentures which may be authenticated and delivered under the Indenture and this Supplemental Indenture is $501,000,000 (except for Junior Subordinated Debentures authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Junior Subordinated Debentures pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.6 of the Indenture).
     (c) Denominations. The Junior Subordinated Debentures will be issued only in fully registered form, and the authorized minimum denomination of the Junior Subordinated Debentures shall be $1,000 principal amount and any integral multiple thereof.
     (d) Maturity. The principal amount of the Junior Subordinated Debentures shall be payable in full on December 15, 2039 subject to and in accordance with the provisions of the Indenture and this Supplemental Indenture.
     (e) Rate of Interest. The rate at which the Junior Subordinated Debentures shall bear interest will be 6.625% per annum; the date from which such interest shall accrue is December 10, 2009; the Interest Payment Dates (as defined in the Indenture) on which such interest shall be payable are June 15 and December 15 of each year, commencing June 15, 2010. Interest payments not paid when due will themselves accrue Additional Interest at the annual rate of 6.625% on the amount of unpaid interest, to the extent permitted by law, compounded semi-annually. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.

     (f) To Whom Interest Payable. Interest will be payable to the person in whose name the Junior Subordinated Debentures are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that, interest payable on the Stated Maturity of the principal of the Junior Subordinated Debentures shall be paid to the Person to whom principal is paid.
     (g) Option to Defer Interest Payments. Section 3.11 of the Indenture shall not apply to the Junior Subordinated Debentures, which shall be governed by the following provisions.
     (i) The Company shall also have the right, at any time and from time to time prior to the Stated Maturity of the Junior Subordinated Debentures, to defer payment of interest thereon for one or more Deferral Periods consisting of no more than 10 consecutive semi-annual periods without giving rise to an Event of Default under Section 2.1(i). The Company may elect to so defer payment of interest by delivering to the Trustee written notice of such election at least ten and not more than 60 Business Days prior to the applicable Interest Payment Date. Notwithstanding the foregoing, no Deferral Period shall extend beyond the Stated Maturity of the Junior Subordinated Debentures.
     (ii) During any Deferral Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock (which includes common and preferred stock), (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other junior subordinated debt) that rank pari passu with or junior in interest to the Junior Subordinated Debentures other than pro rata payments of accrued and unpaid interest on the Junior Subordinated Debentures and any other debt securities of the Company (including other junior subordinated debt) that rank equally with the Junior Subordinated Debentures except and to the extent the terms of any such debt securities would prohibit the Company from making such pro rata payment; or (3) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company (including under other guarantees of junior subordinated debt) if such guarantee ranks pari passu with or junior in interest to the Guarantee other than pro rata payments of accrued and unpaid amounts on the Guarantee and any other guarantees of the Company of debt securities of the Company’s subsidiaries that rank equally with Guarantee except and to the extent that terms of any such debt securities would prohibit from making such pro rata payment, other than in the case of each of clauses (1), (2) and (3): (A) any dividends or distributions in additional shares of the Company’s capital stock (which includes common and preferred stock), (B) any payments under the Guarantee with respect to the Capital Securities and common securities of the Trust, (C) any declaration or payment of a dividend in connection with the implementation of a stockholders’ rights plan, or any issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, and (D) any purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company’s benefits plans for its directors, officers or employees.
     (iii) Upon the payment of all Deferred Interest (including any Additional Interest thereon) then due on the Junior Subordinated Debentures (that has not been cancelled), the Company may elect to begin a new Deferral Period, which shall not extend beyond the Stated Maturity of the Junior Subordinated Debentures.
     (h) Events of Default. (i) Solely for purposes of the Junior Subordinated Debentures, Section 5.1(1) of the Indenture shall be replaced by the following:
     “(1) default in the payment of any interest, including any Additional Interest in respect thereof, upon the Junior Subordinated Debentures for a period of 30 days after the conclusion of a five-year period following the commencement of any Deferral Period.”
     (ii) Solely for purposes of the Junior Subordinated Debentures, Section 5.2 of the Indenture shall be replaced by the following:
“If an Event of Default specified in Sections 5.1(1), (2) or (3) with respect to Securities of any series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series shall have the right to declare the principal amount of, and accrued interest (including any Additional Interest) on, all the Junior Subordinated Debentures to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that if the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Junior Subordinated Debentures fail to declare the principal of, and accrued interest (including any Additional Interest) on, all the Securities of that series to be immediately due and payable, then the holders of at least 25% in aggregate liquidation amount of the corresponding series of Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of, and the accrued interest (including any Additional Interest) on, all the Junior Subordinated Debentures shall become immediately due and payable. Payment of principal and interest (including any Additional Interest) on the Junior Subordinated Debentures shall remain subordinated to the extent provided in Article XIII notwithstanding that such amount shall become immediately due and payable as herein provided. If an Event of Default specified in Section 5.1(4), (5), (6) or (7) with respect to the Junior Subordinated Debentures at the time Outstanding occurs, the principal amount of all the Junior Subordinated Debentures shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.”
(iii) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the Junior Subordinated

Debentures or the holders of the Capital Securities under the Indenture, no breach by the Company of any covenant or obligation under the Indenture or the terms of the Junior Subordinated Debentures shall be an Event of Default (including, without limitation, the failure to comply with the provisions of Section 2.1(g) of this Supplemental Indenture), except those that are specifically identified as an Event of Default under the Indenture.
     (i) Location of Payment. Payment of the principal of (and premium, if any) and interest on the Junior Subordinated Debentures will be made at the corporate trust office of the Paying Agent, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register. The office where the Junior Subordinated Debentures may be presented or surrendered for payment and the office where the Junior Subordinated Debentures may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Junior Subordinated Debentures and the Indenture may be served shall be the corporate trust office of the Paying Agent.
     (j) Redemption. Subject to the terms and conditions of Article XI of the Indenture and subject to the Company having received prior approval from the FRB if then required under applicable capital guidelines or policies of the FRB,
     (i) the Company shall have the right at any time on or after December 15, 2014, and prior to Maturity, to redeem some or all of the Junior Subordinated Debentures at a make-whole redemption price equal to the greater of (i) 100% of the principal amount of the Junior Subordinated Debentures and (ii) the present value of scheduled payments of principal and interest from the redemption date to Maturity, on the Junior Subordinated Debentures to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury rate plus a spread of 0.35%, in each case, plus accrued and unpaid interest to the redemption date.
     (ii) at any time if a Special Event has occurred and is continuing, and the Company cannot cure the Special Event by some reasonable action, in which case the Company may redeem the Junior Subordinated Debentures in whole within 90 days following the occurrence of the Special Event at 100% of their principal amount plus accrued and unpaid interest.
     (k) Sinking Fund. The Junior Subordinated Debentures shall not be subject to any sinking fund or analogous provisions.
     (l) Forms. The Junior Subordinated Debentures shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Trust Agreement shall be substantially in the form of Annex B attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Guarantee Agreement shall be substantially in the form of Annex C attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.
     (m) Subordination. The subordination provisions of Article XIII of the Indenture shall apply; provided, however, that for the purposes of the Junior Subordinated Debentures (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior and Subordinated Debt” in the Indenture is hereby amended in its entirety to read as follows:
“‘Senior and Subordinated Debt’ means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company (including, for these purposes and without limitation, obligations associated with commodity contracts, interest rate and foreign exchange contracts, forward contracts related to mortgages and other derivative products), whether incurred on or prior to the date of this Indenture or thereafter incurred, provided, however, that Senior and Subordinated Debt shall not include the Company’s 6.35% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital VIII, the Company’s Junior Subordinated Notes underlying the 6.189% Fixed-to-Floating Rate Normal Income Trust Securities issued by USB Capital IX, the Company’s 6.50% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital X and the Company’s 6.60% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital XI and the Company’s 6.30% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital XII, Pari Passu Securities or the Company’s trade account payables and accrued liabilities arising in the ordinary course of business.”
     (n) Special Record Date for the Payment of Deferred Interest. The Company may elect to make a payment of any Deferred Interest on a date that is not an Interest Payment Date to the Persons in whose names the Junior Subordinated Debentures are registered at the close of business on a Special Record Date for the payment of such Deferred Interest, which shall be fixed in the following manner. The Company shall notify the Trustee and the Paying Agent in writing of the amount of Deferred Interest proposed to be paid on the Junior Subordinated Debentures and the date of the proposed payment, and at the same time the Company shall deposit with the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Deferred Interest or shall make arrangements satisfactory to the Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Deferred Interest as provided herein. Thereupon, the Trustee shall fix a Special Record Date for the payment of such Deferred Interest which shall be not more than 15 days and not less than ten days prior to the date of the proposed payment and not less than ten days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company and the Paying

Agent of such Special Record Date and, in the name and at the expense of the Company, the Paying Agent shall cause notice of the proposed payment of such Deferred Interest and the Special Record Date therefor to be mailed, first-class, postage prepaid, to each Holder of Junior Subordinated Debentures at the address of such Holder as it appears in the Securities Register not less than ten days prior to such Special Record Date. Notice of the proposed payment of the Deferred Interest and the Special Record Date therefor having been mailed as aforesaid, such Deferred Interest shall be paid to the persons in whose names the Junior Subordinated Debentures are registered on such Special Record Date.
ARTICLE III
MISCELLANEOUS
     Section 3.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.
     Section 3.2. The Article headings herein are for convenience only and shall not effect the construction hereof.
     Section 3.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
     Section 3.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 3.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.
     Section 3.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     Section 3.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.
* * * *

     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

U.S. BANCORP
By:	/s/ Kenneth D. Nelson
Its: Executive Vice President and Treasurer

Attest:

By	/s/ Laura F. Bednarski

Its Assistant Secretary

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Denise M. Geran
Its: Vice President

Attest:

By:	/s/ Prital K. Patel

Its: Financial Services Officer

U.S. BANK NATIONAL ASSOCIATION, as Securities Registrar and Paying Agent
By:	/s/ Beverly A. Freeney
Its: Vice President

Annex A
Form of Junior Subordinated Debentures
U.S. BANCORP
6.625%Junior Subordinated Debentures due December 15, 2039
No. •
$
CUSIP No. 902973AU0
     U.S. BANCORP, a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Wilmington Trust Company, the Property Trustee of USB CAPITAL XIII, or registered assigns, the principal sum of dollars ($) on December 15, 2039. The Company is authorized to direct payments to U.S. Bank National Association, in its capacity as paying agent under the Trust Agreement (as defined below), or any other paying agent appointed under the terms of the Trust Agreement. The Company further promises to pay interest on said principal sum from December 10, 2009 or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein) in arrears on June 15 and December 15 of each year, commencing June 15, 2009, at the rate of 6.625% per annum, until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum, compounded semi-annually. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period will be computed on the basis of a 30-day month period and, for periods of less than a month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). A “Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Property Trustee or the principal offices of the Property Trustee under the Trust Agreement hereinafter referred to for USB CAPITAL XIII, is closed for business. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Securities of this series not fewer than ten days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more full provided in said Indenture.
     The Company shall have the right, at any time and from time to time prior to the Stated Maturity of this Security, to defer the payment of interest thereon for one or more Deferral Periods consisting of no more than 10 consecutive semi-annual periods without giving rise to an Event of Default. The Company may elect to so defer payment of interest by delivering to the Trustee written notice of such election at least ten and not more than 60 Business Days prior to the applicable Interest Payment Date. Notwithstanding the foregoing, no Deferral Period shall extend beyond the Stated Maturity of this Security.
     During any Deferral Period, the Company shall not, and shall not permit any Subsidiary of the Company to, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock (which includes common and preferred stock), (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other junior subordinated debt) that rank pari passu with or junior in interest to the Junior Subordinated Debentures other than pro rata payment of accrued and unpaid interest on the Junior Subordinated Debentures and any other debt securities of the Company (including other junior subordinated debt) that rank pari passu with the Junior Subordinated Debentures except and to the extent the terms of any debt securities that rank pari passu with the Junior Subordinated Debentures would prohibit the Company from making such pro rata payment; or (3) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company (including under other guarantees of junior subordinated debt) if such guarantee ranks pari passu with or junior in interest to the Guarantee other than pro rata payments of accrued and unpaid amounts on the Guarantee and any other guarantees of the Company of debt securities of the Company’s subsidiaries that rank equally with guarantee except and to the extent that terms of any such debt securities would prohibit from making such pro rata payment, other than in the case of each of clauses (1), (2) and (3): (A) any dividends or distributions in additional shares of the Company’s capital stock (which includes common and preferred stock), (B) any payments under the Guarantee with respect to the Capital Securities and common securities of the Trust, (C) any declaration or payment of a dividend in connection with the implementation of a stockholders’ rights plan, or any issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, and (D) any purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company’s benefits plans for its directors, officers or employees.
     Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.
     The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinated and subject in right of payments to the prior payment in full of all Senior and Subordinated Debt (as such definition is modified in the Seventh Supplemental Indenture with respect to this Security), and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior and Subordinated Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
     Reference is made hereby to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

U.S. Bancorp

By:
[SEAL]		Name:
Title:

Attest:

Assistant Secretary
Dated: December 10, 2009

REVERSE OF SECURITY
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of April 28, 2005, as supplemented by the First Supplemental Indenture, dated as of August 3, 2005, the Second Supplemental Indenture, dated as of December 29, 2005, the Third Supplemental Indenture, dated as of March 17, 2006, the Fourth Supplemental Indenture, dated as of April 12, 2006, the Fifth Supplemental Indenture, dated as of August 30, 2006, the Sixth Supplemental Indenture, dated as of February 1, 2007 and the Seventh Supplemental Indenture, dated as of December 10, 2009 (herein together called the “Indenture”), between the Company and Wilmington Trust Company (as successor to Delaware Trust Company, National Association), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $501,000,000, issuable on one or more occasions.
     All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of December 10, 2009 (the “Trust Agreement”), for USB CAPITAL XIII, among U.S. Bancorp, as Sponsor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.
     Subject to the terms and conditions of Article XI of the Indenture and Section 2.1(j) of the Seventh Supplemental Indenture, and subject to prior approval from the by the Board of Governors of the Federal Reserve System if then required, (i) the Company shall have the right at any time on or after December 15, 2014, and prior to Maturity, to redeem some or all of this Security at a make-whole redemption price equal to the greater of (a) 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date and (b) the present value of scheduled payments of principal and interest from the redemption date to Maturity, on the Securities to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury rate plus a spread of 0.35%, plus accrued and unpaid interest to the redemption date, and (ii) at any time if a Special Event has occurred and is continuing, and the Company cannot cure that event by some reasonable action, then the Company shall have the right to redeem this Security in whole within 90 days following the occurrence of the Special Event at 100% of the principal amount of the Security plus accrued and unpaid interest to the redemption date.
     The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company of certain conditions set forth in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of all series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of all series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of this Security and of any Security issued upon the registration and transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less that 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon an Event of Default under the Seventh Supplemental Indenture, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fails to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Capital Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest (including Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture and Section 2.1(m) of the Seventh Supplemental Indenture.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed (subject to the deferral rights of the Company described in the Indenture).
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Security for registration or transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and in any multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.
     The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat the Trust as a grantor trust and beneficial owners of interests in the Trust as owning an undivided beneficial interest in the Security and to treat the Security as indebtedness for all United States federal, state and local tax purposes.
     THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     This is one of the Securities referred to in the mentioned Indenture.

Wilmington Trust Company, as Trustee
By:
Authorized Signatory

Dated: December 10, 2009

Annex B
Trust Agreement

B-1

Annex C
Guarantee Agreement

C-1